Exhibit 99.1

Contact:	Shelly Rubin
Chief Financial Officer
LNR Property Corporation
(305) 695-5440

LNR PROPERTY CORPORATION REPORTS

EARNINGS PER SHARE OF $1.01 FOR THE THIRD QUARTER

HIGHLIGHTS

•	Earnings per share of $1.01, after a $.22 per share one-time charge
•	Sold $420 million of investment grade CMBS in a resecuritization
•	Issued $350 million 7.625% notes and redeemed $200 million 9.375% notes
•	Joint venture with Lennar Corporation to acquire Newhall Land
•	New investments and pipeline over $1.0 billion, excluding Newhall
•	$1.7 billion of current liquidity available—a record level
•	Full year 2003 EPS goal in the $3.65-$3.75 range

MIAMI BEACH, September 23, 2003—LNR Property Corporation (NYSE: LNR) one of the nation’s leading real estate investment, finance and management companies, today reported net earnings for its third quarter ended August 31, 2003 of $30.3 million, or $1.01 per share diluted, after a one-time charge of $.22 per share diluted, compared to net earnings of $53.7 million, or $1.54 per share diluted, for the same quarter in 2002. For the nine months ended August 31, 2003, net earnings were $89.9 million, or $2.91 per share diluted, after a one-time charge of $.22 per share diluted, compared to net earnings of $113.5 million, or $3.24 per share diluted for the same period in 2002.

Mr. Jeffrey P. Krasnoff, President and Chief Executive Officer of LNR, stated, “We continue to see great success in implementing our strategic plan by taking advantage of current economic conditions to create long-term value for our shareholders. We have carefully controlled our investment strategy, keeping our focus on opportunities where our unique franchise, expertise and relationships give us a competitive advantage and an ability to add value, while carefully measuring and controlling downside risk. CMBS and B-notes continue to be a key part of that strategy, making up the majority of the $1 billion in new investments identified so far this year.”

Mr. Krasnoff continued, “In addition, we are very excited about other long-term value creation opportunities such as Newhall Land, which we expect will add substantial cash flow and earnings beginning in 2005, and for many years to come. Looking ahead, as the real estate markets continue to evolve, our highly sought-after workout and value-add skills will enable us to capitalize on the higher yielding investment opportunities that we expect will emerge.”

Mr. Krasnoff added, “While we continue to build our long-term strategic portfolio of assets, the extremely strong demand from buyers of high-quality income producing assets has provided a perfect opportunity to harvest some of the value that our management team has created. As a result, we have recycled over $750 million in proceeds back into the Company over the past 12 months to further improve our balance sheet. Likewise, favorable capital markets have enabled us to issue new long-term debt, retire higher-coupon shorter-term debt, and top out our unsecured revolver. As we enter the fourth quarter, we are pleased to report the highest level of liquidity in our history.”

Mr. Krasnoff concluded, “As previously announced, we incurred a $.22 per share one-time charge to earnings this quarter related to the early retirement of our $200 million 9.375% notes. To account for this, last quarter we reduced our 2003 earnings per share goals to the lower end of our $3.70-$3.90 range. When our $250 million 10.5% notes approach the end of their non-call period in January 2004, we are positively inclined to retire those as well. If we are successful, it will result in a charge next year as well. With the completion of our previously anticipated CMBS sale and investments for 2003 well in place, we are narrowing our 2003 goals to a range of $3.65-$3.75 per share.”

RESULTS OF OPERATIONS

(In thousands, except per share amounts and percentages)

	Three Months Ended August 31,			Nine Months Ended August 31,
	2003		2002	2003		2002
Total revenues and other operating income (1)	$143,011		144,299	374,004		357,011
Segment earnings before income taxes(1):
Real estate properties	$20,644		17,804	88,178		58,244
Real estate loans	13,680		9,620	34,592		28,091
Real estate securities	57,899		83,045	124,311		172,246
Corporate and interest	(46,268)		(30,945)	(110,808)		(90,473)

Total earnings before income taxes(1)	45,955		79,524	136,273		168,108
Income taxes(1)	15,625		25,845	46,333		54,635

Net earnings	$30,330		53,679	89,940		113,473

Earnings from continuing operations	$25,152		52,832	66,385		110,896
Earnings from discontinued operations	$5,178		847	23,555		2,577

Net earnings	$30,330		53,679	89,940		113,473

Weighted average shares outstanding:
Basic	28,400		33,780	29,575		33,795
Diluted	30,119		34,846	30,898		35,019
Net earnings per share(4):
Basic	$1.07		1.59	3.04		3.36
Diluted	$1.01		1.54	2.91		3.24

Recurring income (1)(2)	$75,620		82,343	228,565		253,661
EBITDA (1)(3)	$93,265		111,311	251,642		262,775

2003 change from prior year:
Total revenues and other operating income(1)	(1%	)		5%
Recurring income (1)(2)	(8%	)		(10%	)
EBITDA (1)(3)	(16%	)		(4%	)
Net earnings per share – (basic)(4)	(33%	)		(9%	)
Net earnings per share – (diluted)(4)	(34%	)		(10%	)

(1)	Includes amounts reported in discontinued operations as a result of the application of Statement of Financial Accounting Standards No. 144. See “Supplemental Disclosures” table.
(2)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. See “Supplemental Disclosures” table.
(3)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. See “Supplemental Disclosures” table.
(4)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

THIRD QUARTER PERFORMANCE

As required, the Company adopted Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets,” (FAS No. 144) effective December 1, 2002. This statement did not have any impact on the Company’s net earnings, but has changed certain classifications on both the Company’s statement of earnings and its balance sheet. Under generally accepted accounting principles in the United States of America, since November 30, 2002, any time the Company sells, or determines to sell, a rental real estate property, it is required to reclassify the revenues and expenses of that property, including the profit or loss on the sale of that property, both with regard to the current period and with regard to the past, as discontinued operations. Primarily because of this, 17% of our net earnings during the third quarter and 26% of our net earnings during the first nine months of our fiscal year are characterized as earnings from discontinued operations. However, as a real estate operating company, regularly engaged in the business of acquiring and developing properties for the purpose of improving them and selling them at a profit, the Company’s management considers earnings from properties the Company sells, or holds for sale, as an important part of its ongoing operations.

The Company believes that in order for its investors to better understand its business and its operating performance, financial information which combines the results from both continuing operations and operations classified as discontinued because of the application of FAS No. 144 should be provided. Accordingly, the following discussion and analysis of the Company’s third quarter and nine-month performance is presented on a combined basis. Condensed financial statements under FAS No. 144 appear immediately following the discussion and analysis, and a full reconciliation of the condensed financial statements to the combined amounts that appear in the discussion and analysis can be found in the “Supplemental Disclosures” table.

Total revenues and other operating income declined slightly by $1.3 million, or 1%, this quarter, compared with last year’s third quarter. Total revenues and other operating income increased due to higher gains on sales of operating properties, higher management and servicing fee income and the recognition of a lease termination fee received on one of the Company’s office properties. These increases were offset by lower rental income from a smaller stabilized property portfolio, lower interest income due to lower overall CMBS yields in the current year, and lower gains on sales of securities.

Real Estate Properties

Earnings before income taxes from real estate property activities were $20.6 million for the quarter ended August 31, 2003, compared to $17.8 million for the same period in 2002. This increase was primarily due to higher gains on sales of real estate property assets and higher equity in earnings of unconsolidated partnerships, partly offset by lower net rents (rental income less cost of rental operations, including net rents categorized as earnings from discontinued operations).

Gains on sales of real estate property assets were $10.7 million for the quarter ended August 31, 2003 (including $8.5 million characterized as earnings from discontinued operations), compared to $5.3 million for the same period in 2002. Gains on sales of real estate property assets fluctuate from quarter to quarter primarily due to the timing of asset sales.

Equity in earnings of unconsolidated partnerships increased $3.0 million to $12.1 million for the quarter ended August 31, 2003, from $9.1 million for the same period in 2002. This increase was primarily due to higher earnings from Lennar Land Partners (“LLP”), a partnership owned 50% by LNR and 50% by Lennar Corporation that is engaged in the acquisition, development, and sale of land suitable for residential development. This increase was partially offset by earnings from partnerships other than LLP that had gains on asset sales in the prior year.

On July 21, 2003, the Company announced that an entity, owned 50% by LNR and 50% by Lennar Corporation, entered into an agreement to acquire The Newhall Land and Farming Company, subject to a 45-day due diligence period. Newhall Land, a premier community planner in north Los Angeles County, is primarily engaged in the planning of the Valencia and Newhall Ranch communities, with over 48,000 acres of land in California primarily related to real estate and agricultural operations. On September 4, 2003, LNR and Lennar announced that their venture had completed its due diligence in connection with the acquisition and announced its intention to proceed with the merger. The transaction is subject to the approval of Newhall Land’s unitholders, the approval of the California Public Utilities Commission due to the change of control of Valencia Water Company, a wholly-owned subsidiary of Newhall Land, that will result from the purchase, the expiration or termination of the Hart-Scott-Rodino waiting period, and customary closing conditions. Simultaneous with the closing of the transaction, expected to occur in mid-2004, LNR will purchase existing income producing commercial assets from Newhall Land and Lennar will commit to purchase, and receive options to purchase, certain homesites from the venture. The Company does not expect this transaction to have a significant impact on its results until 2005.

Net rents decreased to $10.7 million for the quarter ended August 31, 2003, from $15.4 million for the same period in 2002. Over the past three years, the Company has limited its new property acquisitions in favor of adding value to its existing portfolio through development, repositioning and leasing. As these properties have come on-line, the Company has been taking advantage of strong buyer demand by selling many of the assets at premium prices. As a result, the Company’s stabilized property portfolio has declined over the prior year. At the end of the quarter, 33% of the Company’s $670.6 million owned property portfolio was stabilized. At the end of the prior year quarter, 48% of the Company’s $810.4 million owned portfolio was stabilized.

During the third quarter of 2003, the Company received a $24 million lease termination fee from a tenant that had originally leased 100% of one of its office buildings for ten years. Approximately $8.9 million of that fee was a recovery of capitalized and deferred costs associated with the lease. The remaining $15.1 million was recorded as other income, while a $15.1 million impairment charge was recorded to reflect the current market value of the building without the tenant. The transaction had no impact on pre-tax earnings. The Company plans to re-lease the building in the future.

LNR’s domestic real estate portfolio, including properties held in unconsolidated partnerships, at quarter-end included approximately 6.8 million square feet of office, retail, industrial and warehouse space, 0.3 million square feet of ground leases, 2,100 hotel rooms, and 11,200 apartments (9,700 in affordable housing communities), either completed, under development or under management. This compares with approximately 7.2 million square feet of office, retail, industrial and warehouse space, 1.6 million square feet of ground leases, 2,200 hotel rooms, and 13,700 apartments (11,100 in affordable housing communities), either completed, under development or under management twelve months earlier. At August 31, 2003, LNR’s wholly-owned operating property portfolio, excluding $431.4 million of assets undergoing development or repositioning and $55.2 million relating to the affordable housing business, was yielding approximately 12.4% on net book cost.

Real Estate Loans

LNR’s real estate loan business consists of lending in unique high-yielding situations. Earnings before income taxes from real estate loans were $13.7 million for the quarter ended August 31, 2003, compared to $9.6 million for the same period in 2002. This increase was primarily due to higher interest income.

Interest income from real estate loans increased 44% to $14.0 million for the quarter ended August 31, 2003, from $9.8 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, partially offset by the impact of lower interest rates on floating-rate loans. Most of the Company’s floating-rate interest is earned on investments in structured junior participations in short-to-medium term real estate loans (“B-notes”).

During the third quarter, the Company funded five additional B-note investments for $66.5 million, and received $80.0 million from the payment in full of three B-note investments. Subsequent to the end of the third quarter, the Company closed one additional B-note investment for $49.0 million and committed to fund five additional B-note investments for $123.7 million. Assuming these loans are funded, the total investments under the Company’s B-note program will be approximately $585.2 million, a 91% increase over August 31, 2002.

Real Estate Securities

Earnings before income taxes from real estate securities were $57.9 million for the quarter ended August 31, 2003, compared to $83.0 million for the same period in 2002. This decrease was primarily due to lower gains on sale of securities, lower interest income and lower equity in earnings of unconsolidated partnership investments, partially offset by an increase in management and servicing fee income.

During the third quarter, the Company sold $420 million face amount of investment grade CMBS through a resecuritization of non-investment grade CMBS investments (LNR CDO 2003-1, the “CDO”). LNR selected $703 million face amount of non-investment grade bonds from its owned portfolio and transferred those bonds to a qualified special purpose entity (“QSPE”). The Company committed to contribute up to $60 million face amount of additional non-investment grade CMBS to the QSPE over a nine-month period. The additional CMBS were identified and purchased by the QSPE in September 2003. The total of $763 million of CMBS bonds that are collateral for this transaction are from 35 different CMBS transactions (with a weighted average rating of B+/B1) purchased over the past four years. Underlying these CMBS transactions are a total of $34.8 billion of commercial real estate loans, and each of the 4,800 loans comprising this amount were evaluated in detail during the Company’s due diligence process before the bonds were acquired. During that process, LNR was able to remove almost $3.0 billion of loans that did not meet its standards prior to the original securitizations taking place.

LNR’s due diligence, collateral selection and special servicing all add value to its CDO transactions. For example, one measurement of the quality is the delinquency rate of the underlying collateral, which was approximately 45% lower than that of the industry average delinquency rates according to statistics from Trepp, LLC.

Taking into account the diversification and the quality of the collateral, as well as LNR’s involvement in the transaction, the rating agencies rated $420 million of the $763 million face amount of bonds from the CDO as investment grade. The Company sold all of the investment grade bonds to unrelated third parties for total cash proceeds of $412 million. The proceeds were used to pay down senior secured and unsecured debt, the majority of which can be re-borrowed.

As a result of the sale of the investment grade bonds, the Company will be recognizing a total pre-tax gain of $47.7 million. As a result of the timing of the purchase of the $60 million of additional collateral, only $29.3 million of the gain was recorded in the third quarter. The remaining $18.4 million of gain will be recorded in the fourth quarter. In 2002 a gain of $45.6 million was recognized on a similar transaction, all in the third quarter.

The Company has also retained the remaining $343 million of face amount in the form of non-investment grade rated bonds and unrated preferred shares of the QSPE. At August 31, 2003, the amortized cost of the retained interests in the 2003 CDO was $68.4 million, or approximately 20% of face value. Cash flow from interest payments to LNR for the first twelve months alone is anticipated to be approximately $16.7 million or 24% of book value. Total estimated cash flows to be received on the retained interests over the life of the transaction, based on the Company’s detailed underwriting of the $34.8 billion of collateral, is expected to exceed $250 million.

Interest income from direct CMBS investments decreased to $25.9 million for the quarter ended August 31, 2003, from $35.2 million for the same period in 2002. This decrease was primarily due to lower overall yields in the current year. In addition, for the past year, the Company has been migrating to higher-rated and lower loan-to-value positions in its real estate related investments. The Company believes the returns on these lower risk investments provide a higher relative value in the current economic environment.

The Company’s annualized cash yield on its fixed-rate CMBS portfolio is approximately 17%. The cash yield on the unrated portion of this portfolio is approximately 29%.

Equity in earnings of unconsolidated partnerships decreased by $2.4 million for the quarter ended August 31, 2003, compared to the same period in 2002. The decline in earnings was primarily due to reduced income from the Madison Square joint venture (“Madison”) because of lower interest income resulting from the timing and amount of expected principal collections related to short-term floating-rate securities owned by the venture. At the end of the third quarter, the Company’s 25.8% investment in Madison, which owned $1.3 billion face amount of CMBS at August 31, 2003, was $83.6 million. The Company received $10.6 million in cash distributions and fees from Madison during the third quarter of 2003 and since its inception, has received $161.9 million in cash distributions and fees on an original investment of $90.1 million.

Management and servicing fee income increased $4.3 million to $11.1 million for the quarter ended August 31, 2003, from $6.8 million for the same period in 2002, primarily due to increased activity in the Company’s specially serviced portfolio.

During the quarter ended August 31, 2003, the Company acquired $181.0 million face amount of non-investment grade fixed-rate CMBS for $101.9 million. Subsequent to the end of the quarter, the Company committed to purchase securities in two additional CMBS transactions. In these transactions, the Company expects to acquire approximately $97.7 million face amount of non-investment grade fixed-rate CMBS for approximately $44.4 million.

Assuming these transactions close as anticipated, the total face amount of the Company’s direct non-investment grade CMBS investments will be approximately $2.3 billion with an amortized cost of approximately $879 million. The rated portion of this portfolio will be approximately $905 million of face value with an amortized cost of approximately $561 million. The unrated portion of this portfolio will be approximately $1.4 billion of face value with an amortized cost of approximately $318 million.

With these new transactions, the Company will have an investment in or be the special servicer for 118 CMBS pools with an aggregate original face amount of approximately $102 billion, compared to 102 pools with an aggregate original face amount of $82 billion at August 31, 2002.

NINE-MONTH PERFORMANCE

Real Estate Properties

For the nine-month period ended August 31, 2003, real estate property earnings before income taxes were $88.2 million compared to $58.2 million for the same period in 2002.

Equity in earnings of unconsolidated partnerships increased to $39.0 million for the nine-month period ended August 31, 2003, from $19.1 million for the same period in 2002. This increase was primarily due to higher earnings from one partnership which is involved in the development of approximately 585 acres of commercial and residential land in Carlsbad, California. The partnership sold 75% of its interest in the land during the first quarter of 2003 for a gain.

Gains on sales of real estate property assets increased to $47.0 million for the nine-month period ended August 31, 2003 (including $35.5 million characterized as earnings from discontinued operations), from $29.4 million for the same period in 2002, reflecting a higher level of property sales activity in 2003.

Net rents decreased to $40.9 million for the nine months ended August 31, 2003, from $43.5 million for the same period in 2002, as the Company’s stabilized property holdings were reduced since the prior year.

General and administrative expenses increased to $22.9 million for the nine months ended August 31, 2003, from $20.3 million for the same period in 2002. This increase was primarily due to increased personnel and out-of-pocket expenses related to overall growth in the development/repositioning portfolio as well as the European property operations.

Real Estate Loans

For the nine-month period ended August 31, 2003, real estate loan earnings before income taxes were $34.6 million compared to $28.1 million for the same period in 2002.

Interest income increased to $36.3 million for the nine-month period ended August 31, 2003, from $29.2 million for the same period in 2002. This increase was primarily due to a higher average level of loan investments, as well as income in 2003 realized from the payoff of several loan investments that had been purchased at a discount, partially offset by the impact of lower interest rates on floating-rate loans.

Real Estate Securities

For the nine-month period ended August 31, 2003, real estate securities earnings before income taxes were $124.3 million compared to $172.2 million for the same period in 2002.

Equity in earnings of unconsolidated partnerships decreased $15.0 million for the nine-month period ended August 31, 2003, compared to the same period in 2002, reflecting a decrease in earnings from Madison, as previously discussed.

Interest income decreased to $88.9 million for the nine-month period ending August 31, 2003, from $107.2 million for the same period in 2002. This decrease was primarily due to lower overall yields in the current year and the early collection of purchase discounts due to prepayments on more seasoned transactions in the prior year, offset in part by a higher average level of CMBS investments.

Gains on the sale of securities decreased to $29.8 million for the nine-month period ended August 31, 2003, from $47.2 million for the same period in 2002, reflecting the timing of the recognition of the gain from the 2003 resecuritization transaction, as previously discussed.

FINANCING AND CAPITAL STRUCTURE

During the third quarter, the Company sold $350 million principal amount of 7.625% senior subordinated notes due 2013. Proceeds from the sale were used to redeem the Company’s $200 million principal amount of 9.375% senior subordinated notes due 2008 at a redemption price equal to 104.688% of principal plus accrued interest. The remainder of the proceeds were used to pay down senior secured and unsecured debt and for general corporate purposes. Primarily as a result of the redemption of the notes at a premium, the Company recorded a pretax charge of $10.3 million to earnings from continuing operations during the quarter ended August 31, 2003, which is reported in the “Corporate and Interest” segment.

During the quarter, the Company completed the syndication of its unsecured revolving credit facility which is now at its maximum commitment of $400 million.

At August 31, 2003, the Company had $1.7 billion of available liquidity to fund future investments, the highest level of liquidity it has ever reported. Additionally, at August 31, 2003, only 10% of the Company’s debt was scheduled to mature over the next twelve months, most of which is expected to be extended, refinanced or paid off as related assets are sold in the coming months.

In order to minimize the effects of interest rate risk, the Company has continued its efforts to maintain a highly match-funded balance sheet. At August 31, 2003, 63% of its debt was fixed-rate, 18% was floating-rate but had been swapped to fixed-rate and 12% was match-funded against floating-rate assets. After considering the floating-rate debt that had been swapped or was match-funded, only 7% of the Company’s total debt remained floating-rate, and a 100 basis point change in LIBOR would impact net earnings by only $1.9 million, or $0.06 per share diluted.

Interest expense increased by 17% and 11% for the quarter and nine-month periods ended August 31, 2003, respectively, compared to the same periods in the prior year, primarily reflecting higher average debt balances. For the quarter, this increase also reflects higher average interest rates during the period. For the nine-month period, this increase was partially offset by lower average interest rates during the period. The weighted average interest rate on outstanding debt was 6.4%, at August 31, 2003 compared to 6.3% at August 31, 2002.

The Company continues to believe that the assets on its balance sheet are conservatively stated relative to fair values. At August 31, 2003, based on internal estimates, asset fair values exceeded their amortized book cost by approximately $484 million. This includes approximately $332 million of excess value that is not reflected on the balance sheet and relates primarily to the real estate property segment. The remainder represents approximately $152 million of estimated fair value in excess of amortized cost related to the available-for-sale CMBS portfolio, which is reflected on the balance sheet, but most of which has not yet been reflected in earnings. After considering this excess value, the Company believes its net asset value per share is approximately $42.71(1) at August 31, 2003.

At the end of the quarter, the Company was operating at a 1.35:1 net debt to book equity ratio and at a 1.11:1(1) net debt to equity ratio, if book equity is adjusted to reflect the estimated fair market value in excess of what is on the balance sheet.

Certain statements in this press release may be “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “will,” “may” and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements in this press release include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) changes in international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms in which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company’s Form 10-K for the year ended November 30, 2002, for a further discussion of risks and uncertainties applicable to the Company’s business.

Previous press releases may be obtained by calling (305) 695-5401. A conference call to discuss the Company’s third quarter results will be held at 11:00 AM EDT on September 24, 2003. This call will be broadcast live over the Internet at http://www.firstcallevents.com/service/388508138gf12.html. A replay of the conference call will be available later that day by calling (888) 203-1112 and entering the confirmation number 701511. The replay may also be accessed over the Internet by visiting the Company’s website at http://www.lnrproperty.com.

(1)	See “Supplemental Disclosures” table.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings

(In thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2003	2002	2003	2002
Revenues
Rental income	$26,008	24,934	78,788	70,224
Management and servicing fees	12,271	7,326	30,823	25,609

Total revenues	38,279	32,260	109,611	95,833

Other operating income
Equity in earnings of unconsolidated partnerships	11,088	11,674	36,898	34,024
Interest income	40,074	45,071	125,542	137,868
Gains on sales of:
Real estate	2,216	5,295	11,518	29,439
Investment securities	29,764	45,613	29,764	47,221
Lease termination fee	15,115	—	15,115	—
Other	(2,578)	(476)	(884)	(1,136)

Total other operating income	95,679	107,177	217,953	247,416

Costs and expenses
Cost of rental operations	15,478	12,834	44,955	35,914
General and administrative	21,895	19,703	65,121	56,722
Depreciation	5,777	5,436	16,697	16,436
Impairment on long-lived asset	15,050	—	15,050	—
Minority interests	(215)	283	(7)	1,263
Interest	28,163	23,045	77,747	69,031
Loss on early extinguishment of debt	10,343	—	10,343	—

Total costs and expenses	96,491	61,301	229,906	179,366

Earnings before income taxes	37,467	78,136	97,658	163,883
Income taxes	12,315	25,304	31,273	52,987

Earnings from continuing operations	25,152	52,832	66,385	110,896

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	(1)	847	1,886	2,577
Gains on sales of operating properties, net of tax	5,179	—	21,669	—

Earnings from discontinued operations	5,178	847	23,555	2,577

Net earnings	$30,330	53,679	89,940	113,473

LNR Property Corporation and Subsidiaries

Consolidated Condensed Statements of Earnings—Continued

(In thousands, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2003	2002	2003	2002
Weighted average shares outstanding:
Basic	28,400	33,780	29,575	33,795
Diluted	30,119	34,846	30,898	35,019

Net earnings per share from continuing operations(1):
Basic	$0.89	1.56	2.24	3.28
Diluted	$0.84	1.52	2.15	3.17

Net earnings per share from discontinued operations(1):
Basic	$0.18	0.03	0.80	0.08
Diluted	$0.17	0.02	0.76	0.07

Net earnings per share (1):
Basic	$1.07	1.59	3.04	3.36
Diluted	$1.01	1.54	2.91	3.24

(1)	Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year-to-date period.

LNR Property Corporation and Subsidiaries

Consolidated Condensed Balance Sheets

(In thousands, except per share amounts)

	August 31, 2003	November 30, 2002
ASSETS
Cash and cash equivalents	$20,382	5,711
Restricted cash	9,746	2,524
Investment securities	986,723	1,127,313
Mortgage loans, net	449,811	430,255
Operating properties and equipment, net	682,853	608,207
Land held for investment	55,653	56,980
Investments in unconsolidated partnerships	380,311	360,981
Assets held for sale (1)	—	170,995
Other assets	74,868	71,908

Total assets	$2,660,347	2,834,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and other liabilities	$170,763	215,833
Liabilities related to assets held for sale (1)	—	130,427
Mortgage notes and other debts payable	1,439,201	1,360,736

Total liabilities	1,609,964	1,706,996

Minority interests	1,480	1,722

Stockholders’ equity	1,048,903	1,126,156

Total liabilities and stockholders’ equity	$2,660,347	2,834,874

Shares outstanding	29,691	32,973
Stockholders’ equity per share	$35.33	34.15

(1)	Includes amounts related to real estate properties sold or held for sale subsequent to December 1, 2002, which were reclassified as a result of the application of FAS No. 144. See “Supplemental Disclosures” table for details.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

DISCONTINUED OPERATIONS

Assets held for sale include the following:

(In thousands)	August 31, 2003	November 30, 2002
Operating properties and equipment, net	$—	157,420
Other assets	—	13,575

Total	$—	170,995

Liabilities related to assets held for sale include the following:

(In thousands)	August 31, 2003	November 30, 2002
Accounts payable and other liabilities	$—	5,698
Mortgage notes and other debt payable	—	124,729

Total	$—	130,427

RECURRING INCOME(1)

	Three Months Ended August 31,		Nine Months Ended August 31,
(In thousands)	2003	2002	2003	2002
Consolidated components:
Rental income	$26,008	24,934	78,788	70,224
Cost of rental operations	(15,478)	(12,834)	(44,955)	(35,914)
Interest income	40,074	45,071	125,542	137,868
Management and servicing fees	12,271	7,326	30,823	25,609
Pro rata share of earnings of unconsolidated partnerships	12,603	14,534	31,316	46,648

Recurring income from continuing operations	75,478	79,031	221,514	244,435
Recurring income from discontinued operations	142	3,312	7,051	9,226

Total recurring income(1)	$75,620	82,343	228,565	253,661

(1)	Recurring income is defined as net rents (rental income less cost of rental operations), interest income and fees, including the Company’s pro rata share of net rents, interest income and fees from unconsolidated partnerships. The Company considers recurring income an important supplemental measure for making decisions and believes it provides relevant information about its operations and along with net income, is useful in understanding its operating results. Recurring income is not a GAAP financial measure and may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EBITDA(1)

	Three Months Ended August 31,		Nine Months Ended August 31,
(In thousands)	2003	2002	2003	2002
Continuing operations:
Earnings	$25,152	52,832	66,385	110,896
Add back:
Income tax expense	12,315	25,304	31,273	52,987
Interest expense	28,163	23,045	77,747	69,031
Depreciation expense	5,777	5,436	16,697	16,436
Amortization expense	2,866	1,382	6,604	4,199
Loss on early extinguishment of debt	10,343	—	10,343	—

EBITDA from continuing operations	84,616	107,999	209,049	253,549

Discontinued operations:
Earnings	5,178	847	23,555	2,577
Add back:
Income tax expense	3,310	541	15,060	1,648
Interest expense	82	1,158	2,267	2,972
Depreciation expense	79	766	1,711	2,029

EBITDA from discontinued operations	8,649	3,312	42,593	9,226

EBITDA	$93,265	111,311	251,642	262,775

(1)	EBITDA is defined as earnings before interest, taxes, depreciation, amortization and loss on early extinguishment of debt. The Company considers EBITDA an important supplemental measure for making decisions and believes it provides relevant information about its operations and the Company’s ability to service debt, to make investments and to fund other items as needed, and, along with net earnings, is useful in understanding its operating results. Because of the nature of its business, the Company believes net earnings is the measure of financial performance, calculated in accordance with generally accepted accounting principles, that is most comparable to EBITDA. EBITDA should not be interpreted as an alternative measure of net earnings or cash flows from operating activities as determined in accordance with generally accepted accounting principles. Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs. Trends or changes in items excluded from EBITDA (including income tax expense, interest expense, depreciation expense and amortization expense) are not captured in EBITDA. These excluded items must also be considered when assessing or understanding the Company’s financial performance. EBITDA as calculated by the Company may not be comparable to similarly titled measures employed by other companies.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

NET DEBT TO EQUITY

(In thousands, except ratios)	August 31, 2003
Debt	$1,439,201
Less:
Cash and cash equivalents	(20,382)
Section 1031 funds included in restricted cash	(6,092)

Net debt	$1,412,727

Equity	$1,048,903
Fair value adjustment:
Excess of fair value of assets over book value(1)	332,344
Tax effect	(112,997)

219,347

Equity (adjusted for fair value of assets)	$1,268,250

Net debt to equity	1.35:1x

Net debt to equity (adjusted for fair value of assets)	1.11:1x

(1)	Based on management’s internal estimates.

NET ASSET VALUE PER SHARE

(In thousands, except per share amounts)	August 31, 2003
Equity	$1,048,903
Fair value adjustment:
Excess of fair value of assets over book value(1)	332,344
Tax effect	(112,997)

219,347

Equity (adjusted for fair value of assets)	$1,268,250

Shares outstanding	29,691

Net asset value (equity adjusted for fair value of assets) per share	$42.71

(1)	Based on management’s internal estimates.

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH FAS No. 144

(In thousands)	Three Months Ended August 31, 2003			Three Months Ended August 31, 2002
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$26,008	564	26,572	24,934	4,862	29,796
Management and servicing fees	12,271	—	12,271	7,326	—	7,326

Total revenues	38,279	564	38,843	32,260	4,862	37,122

Other operating income
Equity in earnings of unconsolidated partnerships	11,088	—	11,088	11,674	—	11,674
Interest income	40,074	—	40,074	45,071	—	45,071
Gains on sales of:
Real estate	2,216	8,489	10,705	5,295	—	5,295
Investment securities	29,764	—	29,764	45,613	—	45,613
Lease termination fee	15,115	—	15,115	—	—	—
Other	(2,578)	—	(2,578)	(476)	—	(476)

Total other operating income	95,679	8,489	104,168	107,177	—	107,177

Costs and expenses
Cost of rental operations	15,478	422	15,900	12,834	1,550	14,384
General and administrative	21,895	—	21,895	19,703	—	19,703
Depreciation	5,777	79	5,856	5,436	766	6,202
Impairment on long-lived asset	15,050	—	15,050	—	—	—
Minority interests	(215)	(18)	(233)	283	—	283
Interest	28,163	82	28,245	23,045	1,158	24,203
Loss on early extinguishment of debt	10,343	—	10,343	—	—	—

Total costs and expenses	96,491	565	97,056	61,301	3,474	64,775

Earnings before income taxes	37,467	8,488	45,955	78,136	1,388	79,524
Income taxes	12,315	3,310	15,625	25,304	541	25,845

Earnings from continuing operations	25,152	5,178	30,330	52,832	847	53,679

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	(1)	1	—	847	(847)	—
Gain on sales of operating properties, net of tax	5,179	(5,179)	—	—	—	—

Earnings from discontinued operations	5,178	(5,178)	—	847	(847)	—

Net earnings	$30,330	—	30,330	53,679	—	53,679

LNR Property Corporation and Subsidiaries

Supplemental Disclosures

EFFECT OF CLASSIFYING PROPERTIES SOLD OR HELD FOR SALE AS DISCONTINUED OPERATIONS IN ACCORDANCE WITH FAS No. 144

(In thousands)	Nine Months Ended August 31, 2003			Nine Months Ended August 31, 2002
	As Reported	Discontinued Operations	Combined	As Reported	Discontinued Operations	Combined
Revenues
Rental income	$78,788	10,915	89,703	70,224	13,762	83,986
Management and servicing fees	30,823	—	30,823	25,609	—	25,609

Total revenues	109,611	10,915	120,526	95,833	13,762	109,595

Other operating income
Equity in earnings of unconsolidated partnerships	36,898	—	36,898	34,024	—	34,024
Interest income	125,542	2	125,544	137,868	—	137,868
Gains on sales of:
Real estate	11,518	35,524	47,042	29,439	—	29,439
Investment securities	29,764	—	29,764	47,221	—	47,221
Lease termination fee	15,115	—	15,115	—	—	—
Other	(884)	(1)	(885)	(1,136)	—	(1,136)

Total other operating income	217,953	35,525	253,478	247,416	—	247,416

Costs and expenses
Cost of rental operations	44,955	3,866	48,821	35,914	4,536	40,450
General and administrative	65,121	—	65,121	56,722	—	56,722
Depreciation	16,697	1,711	18,408	16,436	2,029	18,465
Impairment on long-lived asset	15,050	—	15,050	—	—	—
Minority interests	(7)	(19)	(26)	1,263	—	1,263
Interest	77,747	2,267	80,014	69,031	2,972	72,003
Loss on early extinguishment of debt	10,343	—	10,343	—	—	—

Total costs and expenses	229,906	7,825	237,731	179,366	9,537	188,903

Earnings before income taxes	97,658	38,615	136,273	163,883	4,225	168,108
Income taxes	31,273	15,060	46,333	52,987	1,648	54,635

Earnings from continuing operations	66,385	23,555	89,940	110,896	2,577	113,473

Discontinued operations:
(Loss) earnings from operating properties sold or held for sale, net of tax	1,886	(1,886)	—	2,577	(2,577)	—
Gain on sales of operating properties, net of tax	21,669	(21,669)	—	—	—	—

Earnings from discontinued operations	23,555	(23,555)	—	2,577	(2,577)	—

Net earnings	$89,940	—	89,940	113,473	—	113,473